SHARE EXCHANGE AGREEMENT

Dated for reference this 28th day of February, 2007

BY AND BETWEEN:

BAY MANAGEMENT LTD., a Bahamian Corporation, with registered office at 4 George Street, Mavera House, Nassau, Bahamas, N-3937 (hereinafter referred to as “the controlling shareholder”)

OF THE FIRST PART

AND

MODERN CITY ENTERTAINMENT, LLC UNIT HOLDERS, a group of unit holders, holding 100% of the ownership units of Modern City Entertainment LLC, as more fully provided in Appendix”A” attached hereto. (hereinafter referred to as “the Unit Holders”)

OF THE SECOND PART

WHEREAS

The Controlling shareholder of Azul Studios International Inc. is desirous of transferring certain shares controlled by that entity to the Unit Holders of Modern City Entertainment Inc. in exchange for the Units in Modern City Entertainment LLC being transferred to Azul Studios International Inc.

The Unit Holders of Modern City Entertainment are desirous of entering into the agreements attached hereto in order to facilitate a public listing of their Company and a reorganization of their shareholdings.

THEREFORE BE IT AGREED THAT:

The controlling shareholder hereby agrees to transfer 19,071,546 shares owned by controlling shareholder in the Company to the Unit Holders in the pro-rata amounts detailed in “Appendix A” attached hereto.  Such shares will be transferred to a trustee and held in trust pending clearance of the right of rescission provided for below.

The unit Holders hereby agree to transfer 100% of their units held at the date of this agreement to Azul Studios International Inc.  In the event  that the unit holder does not sign and return a copy of this agreement within 10 days of the date of the agreement, then the offer to that unit holder becomes null and void.

Rescission

In the event that the Company does not become listed within one (1) year of the completion of this transaction, or that the Company is unable to establish a market for its securities within that period of time, the shares held in trust that were issued by the Controlling shareholder will be returned to that shareholder.  In addition, the unit holders units transferred to Azul Studios International Inc., will be returned to those unit holders.

Amendments

This Agreement may only be amended by the mutual written agreement of the parties hereto.

Governing Law

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN WITHOUT REGARD TO THE CONFLICTS OR CHOICE OF LAW PROVISIONS THEREOF.

Counterparts

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Successors and Assigns

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns.

Entire Agreement

This Agreement, including the other documents referred to herein, embodies the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein.  There are no restrictions, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein.  This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter.

Agreed the date first above referenced;

Bay Management Ltd.	Modern City Entertainment – Unit Holders

/s/ Mark Geohegan	/s/ William Erfurth
Mark Geohegan	William Erfurth

Appendix “A”
Unit Holders
Modern City Entertainment LLC.

Unit Holder	# of Units

Class “A” Membership Units

William Erfurth	3,200,000
Scott Rosenfelt	200,000
Ron Stone	2,200,000
Christian Ramirez	2,200,000
David Hold	1,000,000
Joe Greco	1,000,000

Class “B” membership Units

Marc & Robin Kesselman	3,000,000
Mr. Frank Pierce	2,500,000
Mr. William Lindsay	2,000,000
Mr. Joe Sollecito	1,000,000
Bill Erfurth	500,000